EXHIBIT 10.107

Roger G. Stoll, Ph.D.
Chairman, President, & Chief Executive Officer
Cortex Pharmaceuticals, Inc.
15231 Barranca Parkway
Irvine, CA 92618
Telephone: (949) 727-3157, ext. 101
Facsimile: (949) 727-3657
rstoll@cortexpharm.com

May 2, 2008

Steven A. Johnson, Ph.D.

c/o Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway

Irvine, California 92618

Dear Steve:

The purpose of this letter is to document the terms and conditions of the severance package to which you shall be entitled in certain circumstances should your employment with Cortex Pharmaceuticals, Inc. (the “Company”) terminate and also to provide for acceleration of vesting of your stock options upon a sale of the Company. Please understand that the Company is an at-will employer, and your employment is not for any specific term. You are free to resign, and the Company is free to terminate your employment at any time, with or without cause.

In the event of termination of your employment by the Company without cause in connection with, or within six (6) months following a “Change In Control” (as defined in the 2006 Stock Incentive Plan) you shall be entitled to termination pay equal to twelve months of your base salary. The payments shall be in lieu of all damages and other compensation to which you may be entitled, under any employment agreement or otherwise, by reason of termination of your employment and shall also be in lieu of further salary payments to you for periods subsequent to the termination of your employment. The payment shall not be considered compensation for any benefit calculation or other benefit plan maintained by the Company. The payments will be paid to you in a lump sum, net of all applicable withholding taxes, within 30 days after your date of termination. You will also receive payment for all unpaid, paid time off days that you have accrued through the date of your termination. In the event you receive payment, you shall also be entitled to continue to participate in the Company’s employee benefit program, including medical, dental, and prescription coverage for a period of twelve (12) months, to the extent permitted by the Company’s insurance provider. The related premiums for such benefits will be paid by the Company. Upon a Change of Control, all stock options then held by you shall vest concurrently with such Change of Control.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than May 2, 2008.

Very truly yours,

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.
Chairman, President, and Chief Executive Officer

I agree to the terms stated in this letter.

/s/ Steven A. Johnson
Steven A. Johnson, Ph.D.

Dated: 02 May, 2008